UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 7, 2008

FEDERAL HOME LOAN BANK OF CHICAGO

(Exact name of registrant as specified in its charter)

Federally chartered corporation	000-51401	36-6001019
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

111 East Wacker Drive Chicago, Illinois		60601
		(Zip Code)
(Address of principal executive offices)

Registrant's telephone number, including area code:

(312) 565-5700

Former name or former address, if changed since last report:

Not Applicable

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

As previously reported in the 1st Quarter 2008 Form 10-Q filed by the Federal Home Loan Bank of Chicago (the "Bank") on May 7, 2008, Michael E. McFerrin, Executive Vice President and Group Head of Financial Markets, left the Bank effective May 5, 2008, in connection with a realignment of certain operations within the Bank's Financial Markets Group. On July 7, 2008, the Bank and Mr. McFerrin entered into a Separation Agreement and General Release of Claims (the "Release") which will become effective July 15, 2008, after the seven day revocation period has elapsed. The Release provides for: (a) salary continuation payments for a period of three years with an aggregate gross amount of $1,500,000 less applicable state and federal taxes and other mandatory deductions payable in installments on the Bank's regular payroll dates; (b) payment for vacation accrued, but not used, through July 7, 2008; and (c) the employer's portion of the premiums for medical insurance coverage in coordination with COBRA for a period of 12 months beginning August 1, 2008. Mr. McFerrin also continues to be eligible for a bonus for calendar year 2008 under the Bank's Management Incentive Compensation Plan as if he had continued his employment through December 31, 2008, subject to the terms of the plan. See "Part III - Item 11 - Executive Compensation - Executive Compensation & Analysis - Post-Termination Compensation" on page 82 in the Bank's 2007 Form 10-K for further description of these benefits.

In addition, Mr. McFerrin is also entitled to receive payments pursuant to the Pentegra Financial Institutions Retirement Plan and the Benefit Equalization Plan. The Release contains a general release by Mr. McFerrin in favor of the Bank.

Signature(s)

      Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Federal Home Loan Bank of Chicago

Date: July 11, 2008	By: /s/ Peter E. Gutzmer_________________________
Peter E. Gutzmer Executive Vice President, General Counsel and Corporate Secretary